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                                                                    EXHIBIT 3.12
                                                                    ------------










                            OPERATING AGREEMENT FOR

                                 KATO ROAD LLC


                    A CALIFORNIA LIMITED LIABILITY COMPANY

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                               TABLE OF CONTENTS

                                                                                                        Page
   ARTICLE 1 - INTRODUCTION                                                                               1
         1.1     Formation of Limited Liability Company                                                   1
         1.2     Defined Terms                                                                            1
         1.3     Company Purpose                                                                          4

   ARTICLE 2 - MEMBERS, MEMBERSHIP INTERESTS                                                              4
         2.1     Names and Addresses of Members                                                           4
         2.2     Loans and Member Loans                                                                   5
         2.3     Certificates for Membership Interests                                                    5
         2.4     Contribution of Additional Capital                                                       5
         2.5     Limitation on Liability                                                                  5
         2.6     No Individual Authority                                                                  5
         2.7     No Member Responsible for Other Member's Commitment                                      5

   ARTICLE 3 - MANAGEMENT AND CONTROL OF BUSINESS                                                         6
         3.1     General Overall Management Vested in Members; Special
                 Management Vesting in LC Manager                                                         6
         3.2     Contracts Regarding Management Agreements and Retention
                 of Services of Professionals                                                             6
         3.3     Budget                                                                                   6
         3.4     Meetings of the Members                                                                  7
         3.5     Operational Member(s)                                                                    8
         3.6     Extraordinary Major Decisions                                                            8
         3.7     Powers of Members                                                                        8
         3.8     Contractual Relations                                                                    9
         3.9     Organization Expenses                                                                    9
         3.10    Legal Representation                                                                     9

   ARTICLE 4 - ACCOUNTING AND RECORDS                                                                     9
         4.1     Records and Accounting                                                                   9
         4.2     Access to Accounting Records                                                             9
         4.3     Annual and Tax Information                                                               9
         4.4     Accounting Decisions                                                                     9
         4.5     Federal Income Tax Elections                                                            10

   ARTICLE 5 - DISTRIBUTION OF AVAILABLE CASH                                                            10

   ARTICLE 6 - ALLOCATIONS                                                                               10
         6.1     Allocations in Accordance with Percentage Interests                                     10
         6.2     Other Allocation Rules                                                                  10

   ARTICLE 7 - CHANGES IN MEMBERS                                                                        10
         7.1     Cessation of Membership                                                                 10
         7.2     Covenant Not to Withdraw, Transfer, or Dissolve                                         11
         7.3     Permitted Transfers                                                                     11
         7.4     Conditions to Permitted Transfers                                                       11
         7.5     Prohibited Transfers                                                                    12

   ARTICLE 8 - TERMINATION AND LIQUIDATION                                                               12
         8.1     Termination of the Company                                                              12

         8.2     Liquidation                                                                             13

   ARTICLE 9 - INDEMNIFICATION                                                                           13
         9.1     Indemnification of Organizers and Members                                               13

   ARTICLE 10 -  ESTABLISHMENT OF RULES AND REGULATIONS,
                 MEMBERSHIP AND GOVERNANCE                                                               14

   ARTICLE 11 - MISCELLANEOUS                                                                            14
         11.1    Complete Agreement                                                                      14
         11.2    Governing Law                                                                           14
         11.3    Terms                                                                                   14
         11.4    Headings                                                                                14
         11.5    Severability                                                                            14
         11.6    Multiple Counterparts                                                                   14
         11.7    Additional Documents and Acts                                                           15
         11.8    No Third Party Beneficiary                                                              15
         11.9    References to this Agreement                                                            15
         11.10   Notices                                                                                 15
         11.11   Amendments                                                                              15
         11.12   Title to Company Property                                                               15
         11.13   Reliance on Authority of Person Signing Agreement Error! Bookmark not defined.

                             SCHEDULE OF EXHIBITS

                                                                                                     Page
     Exhibit A  -   Members' Names, Addresses and Percentages of Ownership                             17
     Exhibit B  -   Legal Description of Property                                                      18

                            OPERATING AGREEMENT FOR
                                 KATO ROAD LLC

     The parties hereto as the Members of KATO ROAD LLC, enter into this Operating Agreement as their binding agreement as to the affairs of the company and the conduct of its business.

     Wherefore, the parties agree as follows, effective June 23, 1997:

1.   INTRODUCTION

     1.1 Formation of Limited Liability Company. The undersigned hereby form a
         --------------------------------------
California limited liability company under the laws of the State of California by the filing of Articles of Organization ("Articles") for KATO ROAD LLC pursuant to the Act on behalf of themselves, and any and all additional and/or substituted Members (hereinafter referred to collectively as the "Members"). The Company's business shall be conducted under any trading name approved by the Members.

     This Operating Agreement is subject to, and governed by, the California Beverly-Killea Limited Liability Company Act and the Articles of Organization of the Company filed with the California Office of the Secretary of State, pursuant to Section 17050 of the California Corporations Code. In the event of a direct conflict between the provisions of this Operating Agreement and either the mandatory provisions of the Act or the Articles of the company, such provisions of the Act or the Articles of the Company, as the case may be, will be controlling.

     1.2 Defined Terms. The terms used in this Agreement with their initial
         -------------
letters capitalized, shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the meanings specified in this Section
1.2. Throughout this Agreement in the use of terms defined herein and otherwise the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below.

         (a) "Act" shall mean the California Beverly-Killea Limited Liability Company Act, as the same may be amended from time to time.

         (b) "Accountants" shall mean such accounting firm as the Members shall select.

         (c) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee, or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

         (d) "Agreement" shall mean this Operating Agreement, as originally executed and as amended from time to time in writing; and the terms "hereof," "hereto," "hereby," and

"hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

          (e) "Authorized Person" shall be that one or more persons whose execution of documents on behalf of the company shall bind the Company when authorized by action of the Company pursuant to the Article III of this Agreement. No Authorized Person shall be the general agent of the company and each Authorized Person shall function in a wholly ministerial capacity. William
P. Lynott is hereby designated as an Authorized Person to serve until such designation is revoked by a majority vote of the Percentage Interests of the Members of the Company and in the absence thereof, then Stuart L. Miner.

          (f) "Bankruptcy" shall mean, and a Member shall be deemed a "Bankrupt Member", upon (i) the entry of a decree or order for relief against the Member by a court of competent jurisdiction in any involuntary case brought against the Member under any bankruptcy, insolvency, or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar agent under applicable Debtor Relief Laws for the Member or for any substantial part of its assets or property, (iii) the ordering of the winding up or liquidation of the Member's affairs, (iv) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of a one hundred eighty (180) days or which is not dismissed or suspended pursuant to
Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (v) the commencement by the Member of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (vi) the consent of the Member to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by the receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar agent under any applicable Debtor Relief Laws for the Member or for any substantial part of its assets or property, or (vii) the making by a Member of any general assignment for the benefit of its creditors.

          (g) "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

              (i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of profits and any items in the nature of income or gain which are specially allocated hereunder, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

              (ii) To each Member's Capital Account there shall be debited the amount of cash and the fair market value of any property distributed to such Member, such Member's distributive share of losses and any items in the nature of expenses or losses which are specially allocated hereunder, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

              (iii) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          (h) "Capital Contribution" shall mean the total value of cash and agreed fair market value of tangible and intangible property contributed and agreed to be contributed to the Company by each Member, as shown in Exhibit "A", as the same may be amended from time to time. Any reference in this Agreement to the Capital Contribution of a then Member shall include a Capital Contribution previously made by any prior Member for the interest of such then Member, reduced by any distribution to such Member in return of "Capital Contribution" as contemplated herein. Additional capital contributions in cash, property, or service contributions may only be made by a Member with the consent of all other Members.

          (i) "Code" shall mean the Internal Revenue Code of 1986, as amended. All references herein to sections of the code shall include any corresponding provision or provisions of succeeding law.

          (j) "Company" shall refer to Kato Road LLC, the purpose of which is to purchase, develop, own and operate improved or unimproved real estate in the State of California or elsewhere in accordance with applicable laws governing the Company.

          (k) "Initial Members" shall refer to the undersigned Members who have initially become Members of the Company. "Additional Members" shall mean any Member who has joined subsequent to the date of the Initial Members. "Existing Members" shall mean any Member who shall have joined prior to the date of any Additional Member, irrespective of whether or not such Existing Members may have been an Initial Member or an Additional Member at a given point in time.

          (l) "Interest" in the Company shall mean the entire ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a member may be entitled as provide in this Agreement and under the Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement and the Act.

          (m) "LC Manager" means LandBank Environmental Properties LLC or such other person, party or entity that shall be appointed by majority vote of the Members of the Company, as determined by the Percentage Interest of all such Members.

          (n) "Net Cash from Operations" means the net cash proceeds from Company operations less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Members. "Net Cash From Operations" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

          (o) "Operating Agreement" shall mean this Agreement as amended in writing from time to time.

          (p) "Percentage Interest" of a Member shall mean the percentage participating set forth opposite the name of such Member under the column "Percentage Interest" in Exhibit "A" hereto, as such percentage may be adjusted from time to time pursuant to the terms hereof. Whenever approval or the casting of votes is done, each Member shall only be entitled to vote his or her Percentage Interest.

          (q) "Principal Office" shall mean the location for the conduct of Company's management of its business, presently being in care of the LC Manager, c/o LandBank Environmental Properties LLC, 12345 West Alameda Parkway, Suite 208, Lakewood, CO 80228 or such other address as may be established pursuant to the terms hereof.

          (r) "Pro Rata Part" means the proportion that a Percentage Interest of a Member bears to the aggregate Percentage Interests in the Company of all Members.

          (s) "Property" means real property in the city of Fremont, County of Alameda, State of California, described as follows: Parcel One - Parcels A and D of Parcel Map No. 1547, filed November 7, 1974, in Book 84 of Parcel Maps, at Page 69, Alameda County Records. Parcel Two - Parcel N of Parcel Map 1594 filed May 30, 1975 in Map Book 87, Pages 57-62, Alameda County Records. A.P. Nos. 519-1010-011-025 a portion of Parcel A; 519-1010-041-001 the remainder of Parcel A; 519-1010-041-002 Parcel D; 519-1010-011-035 Parcel N.

          (t) "Resident Agent" as provided in the Articles of the Company shall be and refer to William P. Lynott, until changed as provided in the Act.

          (u) "Substitute Member" shall mean any person or entity who or which is admitted into Membership.

          (v) "Term" shall refer to the latest date on which the Company may exist as set forth in the Articles of the Company.

     1.3  Company Purpose. The general purposes of this Company are as set forth
          ---------------
in Section 1.2(j) and otherwise in the Articles. The Company may exercise all powers reasonable or necessary to pursue the same. In addition, the Company may engage in and do any act concerning any or all lawful businesses for which limited liability companies may be organized according to the Act to which the Members agree by a vote of no less than ninety-nine percent (99%).

2.   MEMBERS, MEMBERSHIP INTERESTS

     2.1  Names and Addresses of Members. Members (who are collectively referred
          ------------------------------
to as "Members" and individually referred to as "Member"), their respective addresses, their initial Capital Contributions to the Company, and their respective Percentage Interest in the Company are set forth on Exhibit "A", attached hereto and made a part hereof. A Member need not be an individual, a resident of the State of California, or a citizen of the United States. Subsequent to the date hereof, upon a unanimous vote of the Members, Additional Members may join the Company upon sale of additional percentage Interest(s) upon which the Initial Members of the Existing Members' Percentage Interests shall be adjusted to accommodate the Additional Members.

     2.2 Loans and Member Loans. Upon approval by consent of Members entitled to
         ----------------------
cast at least ninety-nine percent (99%) of all the Members, any Person may lend or advance money to the Company and the Company is authorized to grant a lien on any of the Company's properties to secure such loans. If any Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a Capital Contribution but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member shall be repayable out of the Company's cash and shall bear interest two (2) percentage points in excess of the Prime rate set forth from time to time in the Wall Street Journal, adjusted quarterly. None of the Members shall be obligated to make any loan or advance to the Company absent a resolution approved by ninety-nine percent (99%) of all the Members entitled to cast such votes.

     2.3 Certificates for Membership Interests. The Member's Interest in the
         -------------------------------------
Company may, with the unanimous consent of the Members, be represented by a Certificate of Membership. The exact contents of the certificate of Membership shall be determined by the Members, and upon adoption of a form of certificate a specimen thereof shall be appended hereto as an Exhibit.

     2.4 Contribution of Additional Capital. Additional capital may be
         ----------------------------------
contributed to the Company but only upon the written consent of all Members.

     2.5 Limitation on Liability. No Member shall be liable under a judgment,
         -----------------------
decree, or order of the Court, or in any other manner, for a debt, obligation, or liability of the Company, except as provided by law. No Member shall be required to loan any funds to the Company. Except as may be expressly provided otherwise herein, no Member shall be required to make any contribution to the Company by reason of any negative balance in its capital account, nor shall any negative balance in a Member's capital account create any liability on the part of the Member to any other Member or to any third party.

     2.6 No Individual Authority. Except as is expressly provided in Article III
         -----------------------
hereof, no Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty, or responsibility on behalf of, any other Member or the Company.

     2.7 No Member Responsible for Other Member's Commitment. In the event that
         ---------------------------------------------------
any Member (or any such Member's shareholders, partners, members, owners or Affiliates) has incurred any indebtedness or obligation prior to the date hereof that relates to or otherwise affects the Company, neither the Company nor any other Member shall have any liability or responsibility for or with respect to such indebtedness or obligation unless such indebtedness or obligations assumed by the Company pursuant to a written instrument signed by all Members. Furthermore, neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation that is hereafter incurred by any other Member (or any of such Member's shareholders, partners, members, owners, or Affiliates). In the event that a Member (or any of such Member's shareholders, partners, members, owners, or Affiliates (collectively, the "liable member")), whether prior to or after the date hereof, incurs (or has incurred) any debt or obligation that neither the Company nor any of the other Members is to have any responsibility or liability for, the liable Member shall indemnify and hold harmless the Company and the other Members from any liability or obligation they may incur in respect thereof.

3.   MANAGEMENT AND CONTROL OF BUSINESS

     3.1  General Overall Management Vested in Members; Special Management
          ----------------------------------------------------------------
Vesting in LC Manager.
---------------------

          (a) Except as expressly provided otherwise herein, management for the purpose of the business of the Company shall be vested, generally, in the Members in proportion to their Percentage Interests. The Members or any of their Affiliates may engage in other activities of any nature.

          (b) If required by law a Member shall qualify to do business in California by obtaining a certificate of authority to do so from the Office of the Secretary of State.

          (c) By unanimous vote in accordance with their Percentage Interests, the Members of the Company have selected LandBank Environmental Properties LLC as the LC Manager. Such LC Manager shall be responsible for the day-to-day management affairs of the Company until he shall be replaced by a unanimous vote of such Members according to their Percentage Interest.

     3.2  Contracts Regarding Management Agreements and Retention of Services of
          ----------------------------------------------------------------------
Professionals. In addition to possible agreements to compensate the LC Manager,
-------------
the Company may enter into agreements with other professionals relative to the management and operation of any assets of the Company.

     3.3  Budget. The Members shall jointly prepare and approve an initial
          ------
budget for the Company. Operational expenditures and business operations in general shall be made and conducted in concert with such budget. For each year thereafter, the Manager shall prepare the budget of the Company and shall submit it for approval by the Members. Approval of the budget shall require a ninety-nine (99%) majority consent of the Members.

     3.4  Meetings of the Members.
          -----------------------

          (a)  Meetings of Members may be called by any Member.

          (b) The Company shall deliver (facsimile acceptable) or mail written notice stating the date, time, and place of any meeting of Members and, when otherwise required by law, a description of the purposes for which the meeting is called, to each Member of record entitled to vote at the meeting, at such address as appears in the records of the Company, such notice to be mailed at least five (5), days before the date and time of the meeting. A Member may waive notice of any meeting, before or after the date of the meeting, by delivering a signed waiver to the Company for inclusion in the minutes of the Company. A Member's attendance at any meeting, in person or by proxy (i) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within any purpose described in the meeting notice, unless the Member objects to considering the matter when it is presented.

          (c) The record date for the purpose of determining the Members entitled to notice of a Members' meeting, for demanding a meeting, for voting, or for taking any other action shall be the tenth (10th) day prior to the date of the meeting or other action.

          (d) A Member may appoint a proxy to vote or otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member's duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Company. The general proxy of a fiduciary is given the same effect as the general proxy of any other Member. A proxy appointment is valid for eleven (11) months unless otherwise expressly stated in the appointment form.

          (e) At any meeting of Members, each Member entitled to vote shall have a number of votes equal to the product of his, her or its Percentage Interest times 100. At any meeting of Members, presence of Members entitled to cast at least ninety-nine (99%) of the total votes of all Members entitled to vote at such meeting constitutes a quorum, provided, however, that so long as there shall be two Members a quorum shall require attendance by both Members. Action on a matter is approved if it receives approval by at least seventy-one percent (71%) of the total number of votes entitled to vote at such meeting or such greater number as may be required by law, the Articles, or this Agreement for the particular matter under consideration. Upon the occurrence of Dissolution Event (as defined herein), a Former Member shall not be entitled to any vote in determining whether the Company shall purchase the interest of such Former Member as permitted in Section 6.1 hereof. Also, any assignee of a Member's Interest in the Company shall not be entitled to vote or participate on any matters at any meeting unless such assignee becomes a Substitute Member as contemplated in Section 6.4 hereof.

          (f) Any action required or permitted to be taken at a Members' meeting may be taken without a meeting if the action is taken by all of the Members entitled to vote on the action. The action must be evidenced by one or more written consents describing the action to be taken, and delivered to the Company for inclusion in the minutes. The record date for determining Members entitled to take action without a meeting is the first date a Member signs the consent to such action.

          (g) Any or all Members may participate in any Members' meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A member so participating is deemed to be present in person at the meeting.

          (h) At any Members' meeting the Members shall appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute books of the Company.

          (i) Member which are corporations, limited partnerships or trusts ("Corporate Members") shall participate in exercise of the powers of the Company through representatives duly authorized by such Member pursuant to applicable law.

          (j) One or more of the representatives of corporate Members may assume executive positions within the management of Company, but shall not be entitled to compensation therefor, except as authorized by the Members. In exercising such management function the representative shall be answerable solely to the corporate Member which it represents and shall act in such office wholly in a representation capacity on behalf of the corporate Member which made the appointment.

     3.5  Operational Member(s). Management of the business and property of the
          ---------------------
Company may be vested in the Members other than in proportion to their Percentage Interests to the extent provided in this Section. In addition, the Members may unanimously agree to defer to one another in specified areas of the management of the Company's business.

     3.6  Extraordinary Major Decisions. No act shall be taken, sum expended,
          -----------------------------
decision made, or obligation incurred by the Company except by the unanimous consent of all Members with respect to a matter within the scope of any of the extraordinary major decisions enumerated below (the "Extraordinary Major Decisions"). The Extraordinary Major Decisions shall include: (i) merger of the Company into another Entity or of an Entity into the Company, (ii) a change in the character of the business of the Company, (iii) a false or erroneous statement in the Articles, (iv) disposal of the goodwill of the Company, (v) submission of a claim of the Company to arbitration, (vi) confession of a judgment, (vii) commission of any act which would make it impossible for the Company to carry on its ordinary business, or (viii) an act that would contravene this Agreement.

     3.7  Powers of Members. Except as expressly provided in Sections 3.5 and
          -----------------
3.6 above, the Members and each of them shall have all necessary powers to carry out the purposes, business, and objectives of the Company. The Company may deal with a Member and any related Affiliate or other related person, firm or entity on terms and conditions that would be available from an independent responsible third party that is willing to perform.

     3.8  Contractual Relations. The Members shall endeavor to have all
          ---------------------
contracts to which the Company is party provide that the law of the State of California, and particularly the limitation of liability of a member of a limited liability company, shall apply.

     3.9  Organization Expenses. The company shall pay all expenses incurred in
          ---------------------
the organization of the Company.

     3.10 Legal Representation. Any attorney undertaking any legal work for the
          --------------------
Company has done so at the behest of the Member who has retained such attorney and all Members understand that he and she has had the opportunity to review this and all other documentation with his/her own independent legal counsel.

4.   ACCOUNTING AND RECORDS

     4.1  Records and Accounting. The books and records of the Company shall be
          ----------------------
kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

     4.2  Access to Accounting Records. All books and records of the Company
          ----------------------------
shall be made available at the principal office of the Company in Colorado and maintained at such places as the company may find convenient. Each Member, and its duly authorized representative, shall have access to the books and records of the Company and the right to inspect and copy them at reasonable times. The Company may assess reasonable fees for copying expenses and handling costs prior to giving over possession of the copies.

     4.3  Annual and Tax Information. The Members shall cause the Company to
          --------------------------
deliver to each Member within thirty (30) days after the end of each fiscal year all information necessary for the preparation of such Member's federal income tax return. The Members agree to report on their returns the Company operations as are attributable to them and not to take reporting positions contrary to the Company's reporting positions. The Members shall also cause the Company to prepare, within sixty (60) days after the end of each fiscal year, an audited financial report of the Company for such fiscal year, containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, and a statement of sources and applications of funds.

     4.4  Accounting Decisions. All decisions as to accounting matters, except
          --------------------
as otherwise specifically set forth herein, shall be made by the Members in accord with generally accepted accounting principles. The Members may rely upon the advice of the accountants retained by the Company in making such decisions.

     4.5  Federal Income Tax Elections. Unless the Members agree otherwise, in
          ----------------------------
case of a transfer of all or part of the Interest of any Member or the distribution to a Member by the Company of its property, the election pursuant to Sections 734, 743, and 754 of the Code, as amended (or corresponding provisions of future law) to adjust the basis of the assets of the Company shall be timely made.

5.   DISTRIBUTION OF AVAILABLE CASH

     5.1 Upon decision of the Manager, the Net Cash from Operations of the Company, if any, shall be distributed to the Members, pro rata in accordance with their Percentage Interests.

6.   ALLOCATIONS

     6.1  Allocations in Accordance with Percentage Interests. Profits and
          ---------------------------------------------------
Losses of any fiscal year shall be allocated among the Members in accordance with their Percentage Interests.

     6.2  Other Allocation Rules.
          ----------------------

          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

          (b) Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses, as the case may be, for the year.

          (c) The Members are aware of the income tax consequences of the allocations made by this Section and hereby agree to be bound by the provisions of this Section in reporting their share of Company income and loss for income tax purposes.

          (d) Distributions of Company assets in respect of an Interest in the Company shall be made only to the Members who, according to the books and records of the Company, are the holders of record of the interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member shall incur any liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Company or the Member has knowledge or notice of any transfer or purported transfer of ownership of an Interest in the Company which has not been effected in accord with the provisions of Section 7 hereof and whether or not the distribution of property is deemed to effect a sale under Section 707 of the Code.

7.   CHANGES IN MEMBERS

     7.1  Cessation of Membership.
          -----------------------

          (a) The Bankruptcy of a Member in the Company, or any other act that would, pursuant to Section 4A-606 of the Act, cause dissolution of the Company ("Dissolution Event") shall dissolve the Company provided that the remaining Member(s) may unanimously consent to the continuation of the business of the Company ("Unanimous Consent") within ninety (90) days of the Dissolution Event so long as the Company shall have two Members.

          (b) In the event of the Bankruptcy of any Member, then the trustee in bankruptcy, receiver or other person obtaining title to such Member's Interest may sell or transfer such Interest only if an offer to purchase the Interest from a third person is obtained. In such case, the trustee, receiver or other person holding legal title to the Interest shall deliver such offer to the Company which shall then have a period of thirty (30) days within which to elect to purchase the

Interest of such Member at the price and on the terms set forth in such offer. If the Company elects to make such purchase within such thirty (30) day period, then the closing of the purchase shall take place pursuant to the terms of such offer.

     7.2  Covenant Not to Withdraw, Transfer, or Dissolve. Except as otherwise
          -----------------------------------------------
permitted by this Agreement, the Members hereby covenant and agree not to (a) withdraw or attempt to withdraw from the Company, (b) exercise any power under the Act to dissolve the Company, or (c) transfer all or any portion of its interest in the Company. Further, each Member hereby covenants and agrees to continue to carry out the duties of the Members hereunder until the Company is dissolved and liquidated.

     7.3  Permitted Transfers. A Member may Transfer all or any portion of its
          -------------------
interest in the Company (1) at any time to any Person who is such Member's Affiliate on both the day such member became a Member and the day of such Transfer, (2) at any time involuntarily by operation of law to a joint tenant who is identified as a co-owner Member, (3) the transferor's executor, administrator, trustee, or personal representative to whom such interests are transferred at death or involuntarily by operation of law and to the beneficiaries and heirs of the transferor's estate (4) to any person who is approved by unanimous consent of the Members, which consent may be withheld, delayed or conditioned by the Members in their sole and absolute discretion; provided that no such Transfer shall be permitted unless and until (a) all of the conditions set forth in Section 7.4 hereof are satisfied, and (b) the transferor and transferee provide the Company with an opinion of counsel, which opinion of counsel shall be acceptable to the other Members, to the effect that such Transfer will not cause the Company to become taxable as a corporation for federal income tax purposes.

     7.4  Conditions to Permitted Transfers. A Transfer shall not be treated as
          ---------------------------------
a Permitted Transfer under Section 7.3 hereof unless and until the following conditions are satisfied:

          (a) Except in the case of a Transfer of Interests at death or involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Section 7. In any case not described in the preceding sentence, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

          (b) No Member shall assign, convey, sell, encumber, or in any way alienate all or any part of its Interest in the Company: (i) without registration under applicable federal and state securities laws, or unless it delivers an opinion of counsel satisfactory to the Company that registration under such laws is not required; and (ii) if the Interest to be sold or exchanged, when added to the total of all other Interests sold or exchanged, when added to the total of all other Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would result in the opinion of counsel to the Company in the termination of the Company under Section 708 of the code.

          (c) The transferor and transferee shall furnish the Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interests transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interests until it has received such information.

     7.5  Prohibited Transfers. Any purported Transfer of any Member's interest
          --------------------
held by a Member that is not permitted by Section 7.3 above shall be null and void and of no effect whatever; provided that, if the Company is required to recognize a Transfer that is not so permitted (or if the Company, in its sole discretion, elects to recognize a Transfer that is not so permitted), the interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

     In the case of a Transfer or attempted Transfer of a Member interest that is not permitted by Section 7.3 above, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

8.   TERMINATION AND LIQUIDATION

     8.1  Termination of the Company. The Company shall be dissolved, its assets
          --------------------------
shall be disposed of, and its affairs wound up on the first to occur of the following:

          (a) A unanimous vote of the Members that the Company should be dissolved;

          (b) The occurrence of the Dissolution Event, and the remaining Members' failure within ninety (90) days thereafter to consent to continue to carry on the business of the Company;

          (c) The expiration of the Company term as stated in its Articles; or

          (d) Failure of the Members to approve or be deemed to approve the Company's budget as provided herein for three (3) consecutive fiscal years.

     8.2  Liquidation. In settling accounts of the Company after dissolution,
          -----------
the liabilities of the Company shall be entitled to payment in the following order and otherwise as required by the Act:

          (a) First, to the payment and discharge of all the Company's debts and liabilities to, creditors other than Members or their Affiliates;

          (b) Second, to the payment and discharge of all of the Company's debts and liabilities to Members and their Affiliates;

          (c) Third, to Members in respect of their Capital Accounts; and

          (d) The balance, if any, to the Members in accordance with their Percentage Interests.

9.   INDEMNIFICATION

     9.1  Indemnification of Organizers and Members.
          -----------------------------------------

          (a) The Company, its receiver, or its trustee shall indemnify, save harmless, and pay all judgments and claims against the Organizer or the members relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Organizer or the Members in connection with the business of the Company, including attorneys' fees incurred by the Organizer or the Members in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

          (b) Notwithstanding the provisions of Section 9.1, above, no Organizer or Member shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

10.  ESTABLISHMENT OF RULES AND REGULATIONS, MEMBERSHIP AND GOVERNANCE

     The Members shall approve such other rules and regulations governing membership and others regarding governance of the Company as shall be necessary in order to consummate the purposes for which the Company was formed. Members shall be given certain perquisites regarding operations as shall be determined.

11.  MISCELLANEOUS

     11.1 Complete Agreement. This Agreement and the Articles constitute the
          ------------------
complete and exclusive statement of agreement among the Members with respect to the subject matter hereof. This Agreement and the Articles replaced and supersede all prior agreements by and among the Members or any of them. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition, or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever.

     11.2 Governing Law. This Agreement and the rights of the parties hereunder
          -------------
will be governed by, interpreted, and enforced in accordance with the laws of the State of California.

     11.3 Terms. Common nouns and pronouns will be deemed to refer to the
          -----
masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm, or corporation may in the context require. Any reference to the Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

     11.4 Headings. All headings herein are inserted only for convenience and
          --------
ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

     11.5 Severability. If any provision of this Agreement is held to be
          ------------
illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement as provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     11.6 Multiple Counterparts. This Agreement may be executed in several
          ---------------------
counterparts, each of which will be deemed original but all of which will constitute one and the same instrument. However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

     11.7 Additional Documents and Acts. Each Member agrees to execute and
          -----------------------------
deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

     11.8 No Third Party Beneficiary. This Agreement is made solely and
          --------------------------
specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

     11.9   References to this Agreement. Numbered or lettered articles,
            ----------------------------
sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

     11.10  Notices. Any notice to be given or to be served upon the Company or
            -------
any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit "A" hereto. Any Member or the Company may, at any time by giving five (5) days prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.

     11.11  Amendments. All amendments to this Agreement will be in writing and
            ----------
signed by all the Members.

     11.12  Title to Company Property. Legal title to all property of the
            -------------------------
Company may be held and conveyed in the name of the Company, or, with the unanimous consent of the Members, in the name of any Member or third party who agrees to hold such property as agent, nominee or otherwise of the benefit of the Company.

     11.13  Reliance on Authority of Person Signing Agreement. In the event that
            -------------------------------------------------
a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such Entity or to determine any fact or circumstances bearing upon the existence of the authority of such individual or (b) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such Entity.

     IN WITNESS WHEREOF, the parties have entered into this Operating Agreement as of the day first above set forth above.


Witness Signatures:                   Member's Signatures:

                                      LandBank Environmental Properties, LLC, a
                                      California limited liability company


____________________________   By:    ______________________________________
                               Name:  W.P. Lynott
                               Title: Managing Principal



                                      LandBank Remediation Corporation, a
                                      Delaware corporation



                               By:    ______________________________________
                               Name:  Stuart L. Miner
                               Title: Director

                                  EXHIBIT "A"

-----------------------------------------------------------------------------
            MEMBERS' NAMES, ADDRESSES AND PERCENTAGES OF OWNERSHIP
-----------------------------------------------------------------------------
PARTNER NAME                     ADDRESS              PERCENTAGE
------------                     -------              ----------
                                                      OWNERSHIP
                                                      ---------

LandBank Environmental    12345 W. Alameda Parkway,     99%
Properties, LLC           Lakewood, CO 80228

LandBank Remediation      12345 W. Alameda Parkway,      1%
Corporation               #208 Lakewood, CO 80228

                                  EXHIBIT "B"
                         LEGAL DESCRIPTION OF PROPERTY


REAL PROPERTY in the city of Fremont, County of Alameda, State of California, described as follows:

PARCEL ONE:

Parcels A and D of Parcel Map No. 1547, filed November 7, 1974, in Book 84 of Parcel Maps, at Page 69, Alameda County Records.

PARCEL TWO:

Parcel N of Parcel Map 1594 filed May 30, 1975 in Map Book 87, Pages 57-62, Alameda county Records.

A.P. Nos. 519-1010-011-025 a portion of Parcel A
          519-l010-041-00l the remainder of Parcel A
          519-1010-041-002 Parcel D
          519-1010-011-035 Parcel N